CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our reports dated February 25, 2008 on the financial statements and financial highlights of Spirit of America Real Estate Income and Growth Fund, Large Cap Value Fund, and High Yield Tax Free Bond Fund, each a series of shares of Spirit of America Investment Fund, Inc. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2008